SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification  and Notice of  Termination  of  Registration  under Section
         12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                          Commission File Number 1-4235
                                                 ------

                                AMP Incorporated
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


              PO Box 3608 Harrisburg, PA 17105-3608 (717) 564-0100
 -------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, without par value
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
              ----------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]      Rule   12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii) [ ]      Rule   12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)  [ ]      Rule   12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]      Rule   15d-6            [ ]
         Rule 12h-3(b)(1)(i)  [x]


Approximate number of holders of record as of the certification or notice date:

Description of Security                                       Number of Holders
-----------------------                                       -----------------
Common Stock, without par value                                       1

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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
AMP Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 6, 1999                       AMP Incorporated

                                         By:  /s/ Michael Robinson
                                              --------------------
                                         Name:    Michael Robinson
                                         Title:   Treasurer